Exhibit 5.4

December 23, 2011

The Majestic Star Casino, LLC

301 Fremont Street

Las Vegas, Nevada 89101

Re:	Registration Statement for $100,600,00.00 Aggregate Principal Amount of 12 1/2% / 14 1/2 % Second Lien Senior Secured Notes due 2016, and Related Guarantees

Ladies and Gentlemen:

We have acted as special Colorado counsel to The Majestic Star Casino, LLC, an Indiana limited liability company (the “Company”) and Barden Colorado Gaming, LLC, a Colorado limited liability company (the “Colorado Guarantor”), in connection with the Form S-4 Registration Statement under the Securities Act of 1933 (the “Registration Statement”). The Registration Statement relates to the proposed offer by the Company to exchange $100,600,000.00 aggregate principal amount of 12  1/2% / 14  1/2% Second Lien Senior Secured Notes due 2016 (the “Old Notes”) guaranteed (the “Old Guarantees”) by the Note Guarantors (as defined in the Indenture, as defined below) for a like principal amount of the Company’s 12 1/2% / 14 1/2% Second Lien Senior Secured Notes due 2016 guaranteed by the Note Guarantors (the “New Guarantees”) and registered under the Securities Act (the “New Notes”) (the “Exchange Offer”). The Old Notes and Old Guarantees have been, and the New Notes and New Guarantees will be, issued pursuant to an Indenture, dated as of December 1, 2011 (the “Indenture”), by and among the Company, the Colorado Guarantor, the other Note Guarantors (as defined therein) and Wilmington Trust, National Association, as Trustee. This opinion is being issued and delivered to you in connection with the filing of the Registration Statement. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Registration Statement.

As such special Colorado counsel, and for the purpose of rendering this opinion, we have examined originals, or copies identified to our satisfaction as being true copies of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including, but not limited to, the following:

(i) The Registration Statement;

(ii) The Indenture, including the Form of New Notes and the Form of New Guarantee by the Colorado Guarantor to be issued in connection with the New Notes;

(iii) The Articles of Organization and Operating Agreement, each as amended to date, of the Colorado Guarantor;

(iv) The written consent of the Company, in its capacity as the sole member of the Colorado Guarantor, authorizing the Exchange Offer; and

(v) The Certificate of Good Standing issued by the office of the Colorado Secretary of State as of December 14, 2011, with respect to the good standing in Colorado of the Colorado Guarantor.

The Majestic Star Casino, LLC

December 23, 2011

We have also investigated such questions of law as we have deemed necessary for purposes of this opinion; examined such documents and records of Colorado Guarantor as we have deemed necessary for the purposes of this opinion; and received such information from representatives of Colorado Guarantor as we have deemed necessary for the purposes of this opinion.

We have also considered all applicable state statutes, local ordinances and rules and regulations of the various federal, state and municipal departments having or claiming jurisdiction over the Colorado Guarantor as we deem necessary or advisable to provide the opinions set forth herein. We do not opine or represent as to the enforceability of any of the documents including, without limitation, the New Guarantees. The New Guarantees purport to be governed by law other than the law of the State of Colorado and are referred to herein for the limited opinions set forth below. We express no opinion as to the applicability of the Federal Bankruptcy Code or the Colorado Uniform Fraudulent Transfer Act (C.R.S. §§ 38-8-101, et seq.) or any other provision of law relating to fraudulent conveyances, fraudulent transfers, or fraudulent obligations, to the obligations of any party or the enforceability of any such obligations.

In rendering this opinion, we also have assumed that the Registration Statement accurately reflects the complete understanding of the parties with respect to the Exchange Offer. We also have assumed that the terms and the conditions of the Exchange Offer as stated in the Registration Statement have not been amended, modified, or supplemented, directly or indirectly, by any other agreement or understanding of the parties or waiver of any of the material provisions of the Registration Statement.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

On the basis of such examination, our reliance upon the assumptions contained herein and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications contained herein, we are of the opinion that:

1. Colorado Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Colorado.

2. Colorado Guarantor has all requisite limited liability company power and authority to execute, deliver, and perform its obligations under the Indenture and the New Guarantees to be endorsed on the New Notes by Colorado Guarantor and to consummate the Exchange Offer.

3. The execution and delivery by Colorado Guarantor of, and the performance by Colorado Guarantor of its obligations under, Indenture and the New Guarantees to be endorsed on the New Notes by Colorado Guarantor and the consummation of the Exchange Offer have been duly authorized by Colorado Guarantor.

The Majestic Star Casino, LLC

December 23, 2011

The opinion expressed herein is based only on laws in effect as of this date, and in all respects is subject to and may be limited by future legislation as well as future case law. This opinion may be filed with the appropriate regulatory authorities in connection with the filing of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein.

Yours very truly,

/s/ ROBINSON WATERS & O’DORISIO, P.C.